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                                                                     EXHIBIT 2.1

                               PLAN OF ARRANGEMENT
                                UNDER SECTION 182
                   OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

                                   ARTICLE 1
                                 INTERPRETATION

1.1             DEFINITIONS

                In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings, respectively:

         "AFFILIATE" of any person means any other person directly or indirectly controlled by, or under control of, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control of"), as applied to any person, means the possession by another person of the power to direct or cause the direction of the management and policies of that first mentioned person through the direct or indirect ownership of over 50% of the voting securities;

         "ARRANGEMENT" means the arrangement under section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations hereto made in accordance with section 6.1 of the Arrangement Agreement or Article 6 hereof or made at the direction of the Court in the Final Order;

         "ARRANGEMENT AGREEMENT" means the agreement made June 9, 2004 among WSI, Capital Holdings and CERI, as amended, supplemented or restated in accordance therewith prior to the Effective Date, providing for, among other things, the Arrangement;

         "ARRANGEMENT RESOLUTION" means the special resolution of the CERI Shareholders, to be substantially in the form and content of Schedule B annexed to the Arrangement Agreement;

         "ARTICLES OF ARRANGEMENT" means the articles of arrangement of CERI in respect of the Arrangement that are required by the OBCA to be sent to the Director after the Final Order is made;

         "BOARD OF DIRECTORS" means the board of directors of CERI;

         "BUSINESS DAY" means any day on which commercial banks are generally open for business in New York, New York and Toronto, Ontario, other than a Saturday, a Sunday or a day observed as a statutory holiday in New York, New York under the laws of the State of New York or the federal laws of the United States of America or in Toronto, Ontario under the laws of the Province of Ontario or the federal laws of Canada;

         "CANADIAN DOLLAR EQUIVALENT" has the meaning ascribed thereto in the Exchangeable Share Provisions;

         "CANADIAN RESIDENT" means a resident of Canada for purposes of the ITA and includes a partnership any member of which is a resident of Canada for purposes of the ITA;



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         "CAPITAL HOLDINGS" means Capital Environmental Holdings Company, an unlimited liability company existing under the laws of the Province of Nova Scotia and a subsidiary of WSI;

         "CERI" means Capital Environmental Resource Inc., a corporation existing under the laws of the Province of Ontario;

         "CERI COMMON SHARES" means the issued and outstanding voting common shares in the capital of CERI;

         "CERI CURRENT MARKET PRICE" means, in respect of a CERI Common Share, for the purposes of Section 4.5, the Canadian Dollar Equivalent of the average of the closing bid and ask prices of one CERI Common Share on NASDAQ during a period of 20 consecutive trading days ending three trading days before the Effective Date; provided, however, that if in the opinion of the Board of Directors, acting reasonably and in good faith, the public distribution or trading activity of CERI Common Shares during such period (whether or not traded on a stock exchange or automated quotation system) does not create a market which reflects the fair market value of a CERI Common Share, then the CERI Current Market Price shall be determined by the Board of Directors, in good faith and in its sole discretion, and provided further that any such opinion or determination by the Board of Directors shall be conclusive and binding;

         "CERI MEETING" means the special meeting of CERI Shareholders, including any adjournment thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

         "CERI OPTIONS" means the options to purchase CERI Common Shares granted under the CERI Stock Option Plan and options to purchase CERI Common Shares granted to non-employees, being outstanding and unexercised on the Effective Date;

         "CERI SHAREHOLDERS" means the holders of CERI Common Shares;

         "CERI STOCK OPTION PLAN" means, collectively, the 1997 Stock Option Plan and the 1999 Stock Option Plan approved by the Board of Directors, each as amended;

         "CERI WARRANTS" means the warrants exercisable for CERI Common Shares outstanding and unexercised on the Effective Date;

         "CERTIFICATE" means the certificate of arrangement giving effect to the Arrangement, issued pursuant to subsection 183(2) of the OBCA after the Articles of Arrangement have been filed;

         "COURT" means the Ontario Superior Court of Justice;

         "CURRENT MARKET PRICE" has the meaning ascribed thereto in the Exchangeable Share Provisions;

         "DEPOSITARY" means American Stock Transfer & Trust Company at its offices set out in the Letter of Transmittal and Election Form;

         "DIRECTOR" means the Director appointed pursuant to section 278 of the OBCA;

         "DISSENT RIGHTS" has the meaning set out in Section 3.1 hereof;

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         "DISSENTING SHAREHOLDER" means a holder of CERI Common Shares who dissents in respect of the Arrangement Resolution in strict compliance with the Dissent Rights;

         "DIVIDEND AMOUNT" has the meaning ascribed thereto in Section 5.1(a) hereof;

         "DROP DEAD DATE" means August 31, 2004, or such later date as may be mutually agreed to by the parties to the Arrangement Agreement;

         "EFFECTIVE DATE" means the date shown on the Certificate, provided that such date occurs on or prior to the Drop Dead Date;

         "EFFECTIVE TIME" means 12:01 a.m. on the Effective Date;

         "ELECTED SHARES" means the CERI Common Shares held by persons that are not U.S. Persons who elect, in a duly completed Letter of Transmittal and Election Form deposited with the Depositary no later than the Election Deadline, to receive Exchangeable Shares in connection with the Arrangement;

         "ELECTION DEADLINE" means 5:00 p.m. (New York time) on the date which is two Business Days prior to the Effective Date;

         "EXCHANGEABLE SHARE PROVISIONS" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions shall be substantially as set out in Appendix 1 hereto;

         "EXCHANGEABLE SHARES" means the exchangeable shares in the capital of CERI, having substantially the rights, privileges, restrictions and conditions set out in the Exchangeable Share Provisions;

         "FINAL ORDER" means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed;

         "GOVERNMENTAL ENTITY" means any (a) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board or authority of any of the foregoing, (c) any regulatory agency or self-regulatory authority (including the Ontario Securities Commission, the Quebec Securities Commission, the NASDAQ and the United States Securities and Exchange Commission), or (d) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

         "INTERIM ORDER" means the interim order of the Court, as the same may be amended, in respect of the Arrangement;

         "ITA" means the Income Tax Act (Canada), as amended;

         "LETTER OF TRANSMITTAL AND ELECTION FORM" means the letter of transmittal and election form for use by holders of CERI Common Shares, in the form accompanying the Proxy Statement;

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         "LIQUIDATION AMOUNT" has the meaning ascribed thereto in section 5.1 of the Exchangeable Share Provisions;

         "LIQUIDATION CALL PURCHASE PRICE" has the meaning ascribed thereto in
         Section 5.1(a) hereof;

         "LIQUIDATION CALL RIGHT" has the meaning ascribed thereto in Section 5.1(a) hereof;

         "LIQUIDATION DATE" has the meaning ascribed thereto in section 5.1 of the Exchangeable Share Provisions;

         "MEETING DATE" means the date of the CERI Meeting;

         "NASDAQ" means the NASDAQ National Market;

         "OBCA" means the Business Corporations Act (Ontario) as now in effect and as may be amended from time to time prior to the Effective Date;

         "PERSON" includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

         "PROXY STATEMENT" means the notice of the CERI Meeting and accompanying proxy statement, including all schedules and exhibits thereto, to be sent to CERI Shareholders in connection with the CERI Meeting;

         "REDEMPTION CALL PURCHASE PRICE" has the meaning ascribed thereto in
         Section 5.2(a) hereof;

         "REDEMPTION CALL RIGHT" has the meaning ascribed thereto in Section 5.2(a) hereof;

         "REDEMPTION DATE" has the meaning ascribed thereto in section 1.1 of the Exchangeable Share Provisions;

         "REDEMPTION PRICE" has the meaning ascribed thereto in section 7.1 of the Exchangeable Share Provisions;

         "RETRACTION CALL RIGHT" has the meaning ascribed thereto in section 6.1 of the Exchangeable Share Provisions;

         "U.S. PERSON" means any person or entity that is (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust that (x) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury Regulation (as such term is defined in the Arrangement Agreement) to be treated as a U.S. person;

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         "TRANSFER AGENT" has the meaning ascribed thereto in Section 5.1(b)
         hereof;

         "TRUSTEE" means the trustee to be chosen by WSI and CERI, acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement, being a corporation existing under the laws of Canada or a province therein and authorized to carry on the business of a trust company in Canada, and any successor trustee appointed under the Voting and Exchange Trust Agreement;

         "VOTING AND EXCHANGE TRUST AGREEMENT" means an agreement to be made among WSI, CERI and the Trustee in connection with the Plan of Arrangement substantially in the form and content of Schedule E annexed to the Arrangement Agreement, with such changes thereto as the parties to the Arrangement Agreement, acting reasonably, may agree;

         "WSI" means Waste Services, Inc., a corporation existing under the laws of the State of Delaware;

         "WSI COMMON SHARES" means the shares of common stock in the capital of WSI;

         "WSI CONTROL TRANSACTION" has the meaning ascribed thereto in section
         1.1 of the Exchangeable Share Provisions; and

         "WSI SPECIAL VOTING SHARE" means the share in the special voting stock of WSI to be issued in its own series, which entitles the holder of record to a number of votes at meetings of holders of the WSI Common Shares equal to the number of Exchangeable Shares outstanding from time to time (other than Exchangeable Shares held by WSI and its affiliates), which share is to be issued to, deposited with and voted by, the Trustee as described in the Voting and Exchange Trust Agreement.

1.2             SECTIONS AND HEADINGS

                The division of this Plan of Arrangement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to an "Article" or "Section" followed by a number or a letter refer to the specified Article or Section of this Plan of Arrangement. The terms "this Plan of Arrangement", "hereof", "herein" and "hereunder" and similar expressions refer to this Plan of Arrangement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3             NUMBER, GENDER, ETC.

                In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa and words importing any gender include all genders.



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                                   ARTICLE 2
                                  ARRANGEMENT

2.1             BINDING EFFECT

                This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) CERI, (ii) WSI, (iii) Capital Holdings, (iv) all holders and all beneficial owners of CERI Common Shares, (v) all holders and all beneficial owners of CERI Warrants and CERI Options, and
(vi) all holders and all beneficial owners of Exchangeable Shares from time to time.

2.2             ARRANGEMENT

                Commencing at the Effective Time, subject to the terms and conditions of the Arrangement Agreement, the following shall occur and shall be deemed to occur in the following order (except that (c), (d), (e) and (f) shall be deemed to have occurred simultaneously) without any further act or formality:

         (a) the articles of CERI will be amended to (i) create, as a class of shares in the capital of CERI, an unlimited number of Exchangeable Shares and (ii) change the name of CERI to "Waste Services (CA) Inc.";

         (b) Capital Holdings will purchase at fair market value from WSI the WSI Common Shares required to effect the exchanges in paragraph
                (c), and in consideration therefor will assume any debt owing by WSI to CERI and will issue and deliver to WSI one common share in the capital of Capital Holdings for each such WSI Common Share so purchased and WSI will be recorded as the holder of such common shares of Capital Holdings and be deemed the legal and beneficial owner thereof;

         (c) each CERI Common Share (other than Elected Shares and CERI Common Shares held by (i) Dissenting Shareholders who are ultimately entitled to be paid the fair value of the CERI Common Shares held by them, and (ii) WSI) will be transferred, without any further act or formality, by the holder thereof to Capital Holdings in exchange for one fully paid and non-assessable WSI Common Share, free and clear of all liens, claims and encumbrances, and the name of each such holder will be removed from the register of holders of CERI Common Shares and subject to complying with the procedure for obtaining WSI Common Shares, added to the register of holders of WSI Common Shares, and Capital Holdings will be recorded as the registered holder of such CERI Common Shares so transferred and will be deemed to be the legal and beneficial owner thereof;

         (d) each CERI Common Share that is an Elected Share will be converted into one fully paid and non-assessable Exchangeable Share, and the name of each such holder will be removed from the register of holders of CERI Common Shares and added to the register of holders of Exchangeable Shares;

         (e) WSI, CERI and the Trustee will enter into the Voting and Exchange Trust Agreement and WSI will issue to and deposit with the Trustee the WSI Special Voting Share, in consideration of the payment to WSI by CERI on behalf of the holders of the Elected Shares of US$1.00, to be thereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the holders of the Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement;



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         (f)    each WSI Common Share held by CERI will be redeemed at a price of US$1.00 per share;

         (g) each CERI Option outstanding at the Effective Time will continue to be an obligation of CERI; however, pursuant to the terms of the CERI Option, it shall permit the holder to purchase a number of WSI Common Shares equal to the number of CERI Common Shares that may be purchased if such CERI Option were exercisable and exercised immediately prior to the Effective Time. Each CERI Option shall continue to provide for an exercise price per WSI Common Share equal to the exercise price per CERI Common Share of such CERI Option immediately prior to the Effective Time. The term to expiry, conditions to and manner of exercising, vesting schedule and all other terms and conditions of such CERI Option will otherwise be unchanged, and any document or agreement previously evidencing a CERI Option shall thereafter continue to evidence and be deemed to evidence such CERI Option; and

         (h) each CERI Warrant outstanding at the Effective Time will continue to be an obligation of CERI; however, pursuant to the terms of the CERI Warrant, it shall permit the holder to purchase a number of WSI Common Shares equal to the number of CERI Common Shares that may be purchased if such CERI Warrant were exercisable and exercised immediately prior to the Effective Time. Each CERI Warrant shall continue to provide for an exercise price per WSI Common Share equal to the exercise price per CERI Common Share of such CERI Warrant immediately prior to the Effective Time. The term to expiry, conditions to and manner of exercising, vesting schedule and all other terms and conditions of such CERI Warrant will otherwise be unchanged, and any document or agreement previously evidencing a CERI Warrant shall thereafter continue to evidence and be deemed to evidence such CERI Warrant.

2.3             ELECTIONS

                Each Person who, at or prior to the Election Deadline, is a holder of record of CERI Common Shares and who either (i) is not a U.S. Person that holds such shares on its own behalf or (ii) holds such shares on behalf of a Person who is not a U.S. Person, will be entitled, with respect to all or a portion of such shares, to make or deliver an election at or prior to the Election Deadline to receive Exchangeable Shares on the basis set forth herein and in the Letter of Transmittal and Election Form.

2.4             ADJUSTMENTS TO EXCHANGE

                The number of WSI Common Shares issued in connection with the Arrangement shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into WSI Common Shares or CERI Common Shares other than stock dividends paid in lieu of ordinary course dividends), reorganization, recapitalization or other like changes with respect to WSI Common Shares or CERI Common Shares occurring after the date of the Arrangement Agreement and prior to the Effective Time.



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                                   ARTICLE 3
                                RIGHTS OF DISSENT

3.1             RIGHTS OF DISSENT

                Registered holders of CERI Common Shares may exercise rights of dissent with respect to such shares pursuant to and, except as expressly indicated to the contrary in this Section 3.1, in the manner set forth in section 185 of the OBCA and this Section 3.1 (the "DISSENT RIGHTS") in connection with the Arrangement Resolution; provided that, notwithstanding subsection 185(6) of the OBCA, the written objection to the Arrangement Resolution referred to in subsection 185(6) of the OBCA must be received by CERI not later than 5:00 p.m. (Toronto time) on the Business Day preceding the CERI Meeting; and provided further that, notwithstanding the provisions of section 185 of the OBCA, holders of CERI Common Shares who duly exercise such rights of dissent and who:

         (a) are ultimately determined to be entitled to be paid fair value for their CERI Common Shares, which fair value, notwithstanding anything to the contrary contained in section 185 of the OBCA, shall be determined as of the Effective Time, shall be deemed to have transferred such CERI Common Shares as of the Effective Time at the fair value of such shares determined as of the Effective Time, without any further act or formality and free and clear of all liens and claims, to CERI and such shares so transferred to CERI shall be cancelled as of the Effective Date; or

         (b) are ultimately determined not to be entitled, for any reason, to be paid fair value for their CERI Common Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of equity in CERI and shall be deemed to have elected to receive, and shall receive, the securities provided for in Section 2.2(c), but in no case shall WSI, Capital Holdings, CERI, the Transfer Agent or any other Person be required to recognize such holders as holders of CERI Common Shares after the Effective Time, and the names of such holders of CERI Common Shares shall be deleted from the registers of holders of equity in CERI at the Effective Time.

                                   ARTICLE 4
                       CERTIFICATES AND FRACTIONAL SHARES

4.1             ISSUANCE OF CERTIFICATES REPRESENTING EXCHANGEABLE SHARES

                At or promptly after the Effective Time, CERI shall deposit with the Depositary, for the benefit of the holders of Elected Shares, certificates representing that number of whole Exchangeable Shares to be delivered pursuant to the Arrangement. Upon surrender (on or prior to the Election Deadline) to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more CERI Common Shares that were reclassified for one or more Exchangeable Shares under the Arrangement, together with a duly completed Letter of Transmittal and Election Form and such other documents, instruments and payments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive, and after the Effective Time the Depositary shall deliver to such holder, certificate(s) registered in the name of such holder representing that number (rounded down to the nearest whole number) of Exchangeable Shares which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to Section 4.4 and any cash in lieu of fractional Exchangeable Shares pursuant to Section 4.5, less any amounts withheld pursuant to Section 4.8), and any certificate so surrendered shall forthwith be cancelled. In the





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event of a transfer of ownership of CERI Common Shares which was not registered in the transfer records of CERI, certificate(s) representing the number of Exchangeable Shares to be delivered upon the reclassification of the CERI Common Shares as Exchangeable Shares may be registered in the name of and issued to the transferee if the certificate representing such CERI Common Shares is presented to the Depositary, on or prior to the Election Deadline, accompanied by a duly completed Letter of Transmittal and Election Form, all documents required to evidence and effect such transfer and such other documents, instruments and payments as the Depositary may reasonably require.

4.2             EXCHANGE OF CERTIFICATES FOR WSI COMMON SHARES

                At or promptly after the Effective Time, Capital Holdings shall deposit or caused to be deposited with the Depositary, for the benefit of the holders of CERI Common Shares (other than Elected Shares), certificates representing that whole number of WSI Common Shares delivered pursuant to the Arrangement pursuant to Section 2.2(c). Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding CERI Common Shares which were transferred to Capital Holdings in exchange for WSI Common Shares under the Arrangement, together with a duly completed Letter of Transmittal and Election Form and such other documents, instruments and payments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive, and after the Effective Time the Depositary shall deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of WSI Common Shares which such holder is entitled to receive (together with any dividends or distributions with respect thereto pursuant to Section 4.4 and any cash in lieu of fractional WSI Common Shares pursuant to Section 4.5, less any amounts withheld pursuant to Section 4.8), and any certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of such CERI Common Shares which was not registered in the transfer records of CERI, the certificates representing the number of WSI Common Shares issuable in exchange for such CERI Common Shares may be registered in the name of and issued to the transferee if the certificate representing the CERI Common Shares is presented to the Depositary, accompanied by a duly completed Letter of Transmittal and Election Form, all documents required to evidence and effect such transfer and such other documents, instruments and payments as the Depositary may reasonably require. Without limiting, and subject to, the provisions of Section 4.7, until surrendered as contemplated by this Section 4.2, each certificate, which immediately prior to the Effective Time represented one or more outstanding CERI Common Shares which were exchanged for WSI Common Shares pursuant to Section 2.2(c), shall be deemed as of and after the Effective Time to represent only the right to receive upon such surrender (i) the certificate representing WSI Common Shares as contemplated by this Section 4.2, (ii) a cash payment in lieu of any fractional WSI Common Shares as contemplated by Section 4.5 and (iii) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to WSI Common Shares as contemplated by
Section 4.4, in each case less any amounts withheld pursuant to Section 4.8.

4.3             INTENTIONALLY LEFT BLANK

4.4             DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED CERTIFICATES

                No dividends or other distributions declared or made after the Effective Time with respect to Exchangeable Shares or WSI Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding CERI Common Shares that were exchanged pursuant to
Section 2.2, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 4.5 and no interest shall be earned or payable on these proceeds, unless and until the holder of record of such certificate shall surrender such certificate in accordance with Section 4.1 or
4.2. Subject to applicable





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law, at the time of such surrender of any such certificate (or, in the case of clause (iii) below, at the appropriate payment date), there shall be paid to the record holder of the certificates representing whole CERI Common Shares, without interest, (i) the amount of any cash payable in lieu of a fractional Exchangeable Share or WSI Common Share to which such holder is entitled pursuant to Section 4.5, (ii) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Exchangeable Share or WSI Common Share, as the case may be, and (iii) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Exchangeable Share or WSI Common Share, as the case may be.

4.5             NO FRACTIONAL SHARES

                No certificates representing fractional Exchangeable Shares or fractional WSI Common Shares shall be issued upon the surrender for exchange of certificates pursuant to Section 4.1 or 4.2 and no dividend, stock split or other change in the capital structure of CERI shall relate to any such fractional security and such fractional interests shall not entitle the owner thereof to exercise any rights as a security holder of CERI. In lieu of any such fractional securities:

         (a) each Person otherwise entitled to a fractional interest in an Exchangeable Share will receive from CERI a cash payment equal to such Person's fractional interest multiplied by the CERI Current Market Price; and

         (b) each Person otherwise entitled to a fractional interest in a WSI Common Share will receive a cash payment equal to such Person's pro rata portion of the net proceeds after expenses received by the Depositary upon the sale of whole shares representing an accumulation of all fractional interests in WSI Common Shares to which all such Persons would otherwise be entitled.

4.6             LOST CERTIFICATES

                In the event any certificate which immediately prior to the Effective Time represented one or more outstanding CERI Common Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, cash and/or one or more certificates representing one or more Exchangeable Shares or WSI Common Shares, as the case may be, (and any dividends or distributions with respect thereto and any cash payment pursuant to Section 4.5) deliverable in accordance with such holder's Letter of Transmittal and Election Form. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom certificates representing Exchangeable Shares or WSI Common Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to CERI, WSI and their respective transfer agents in such sum as CERI or WSI may direct or otherwise indemnify CERI and WSI in a manner satisfactory to CERI and WSI against any claim that may be made against CERI or WSI with respect to the certificate alleged to have been lost, stolen or destroyed.

4.7             EXTINCTION OF RIGHTS

                Any certificate which immediately prior to the Effective Time represented outstanding CERI Common Shares that were exchanged pursuant to
Section 2.2 that is not deposited with all other instruments required by Section
4.1 or 4.2 on or prior to the fifth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a shareholder of CERI or WSI. On such




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

date, the Exchangeable Shares and WSI Common Shares (or cash in lieu of fractional interests therein, as provided in Section 4.5) to which the former registered holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no further consideration to CERI or Capital Holdings, as the case may be, together with all entitlements to dividends, distributions and interest in respect thereof held for such former registered holder. None of WSI, Capital Holdings, CERI or the Depositary shall be liable to any person in respect of any Exchangeable Shares or WSI Common Shares (or dividends, distributions and interest in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

4.8             WITHHOLDING RIGHTS

                CERI, Capital Holdings, WSI and the Depositary shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of CERI Common Shares, WSI Common Shares or Exchangeable Shares such amounts as CERI, Capital Holdings, WSI or the Depositary is required or permitted to deduct and withhold with respect to such payment under the ITA, the United States Internal Revenue Code of 1986 or any provision of federal, provincial, territorial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, CERI, Capital Holdings, WSI and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to CERI, Capital Holdings, WSI or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and CERI, Capital Holdings, WSI or the Depositary shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.


                                   ARTICLE 5
       CERTAIN RIGHTS OF CAPITAL HOLDINGS TO ACQUIRE EXCHANGEABLE SHARES

5.1             CAPITAL HOLDINGS LIQUIDATION CALL RIGHT

                In addition to Capital Holdings' rights contained in the Exchangeable Share Provisions, including, without limitation, the Retraction Call Right, Capital Holdings shall have the following rights in respect of the Exchangeable Shares:

         (a) Capital Holdings shall have the overriding right (the "LIQUIDATION CALL RIGHT"), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of CERI or any other distribution of assets of CERI among its shareholders for the purpose of winding up its affairs, pursuant to Article 5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than WSI and its affiliates) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by Capital Holdings to each such holder of an amount per Exchangeable Share (the "LIQUIDATION CALL PURCHASE PRICE") equal to the sum of (i) the Current Market Price of a WSI Common Share on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by Capital Holdings causing to be delivered to such holder one WSI Common Share, plus (ii) to the extent not paid by CERI, an additional amount equivalent to the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on



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

                any dividend record date which occurred prior to the date of purchase by Capital Holdings (the "DIVIDEND AMOUNT"). In the event of the exercise of the Liquidation Call Right by Capital Holdings, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to Capital Holdings upon the Liquidation Date on payment by Capital Holdings to the holder of the Liquidation Call Purchase Price for each such share, and CERI shall have no obligation to pay any Liquidation Amount to any holder of such Exchangeable Shares so purchased by Capital Holdings.

         (b) To exercise the Liquidation Call Right, Capital Holdings must notify CERI's transfer agent (the "TRANSFER AGENT"), as agent for the holders of Exchangeable Shares, and CERI of Capital Holdings' intention to exercise such right at least 30 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of CERI or any other voluntary distribution of assets of CERI among its shareholders for the purpose of winding up its affairs, and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of CERI or any other involuntary distribution of assets of CERI among its shareholders for the purpose of winding up its affairs. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not Capital Holdings has exercised the Liquidation Call Right forthwith after the earlier of (i) receipt of notice by the Transfer Agent from Capital Holdings of its intention to exercise such right and (ii) the expiry of the period during which the same may be exercised by Capital Holdings. If Capital Holdings exercises the Liquidation Call Right, then on the Liquidation Date Capital Holdings will purchase and such holders will sell all of the Exchangeable Shares then outstanding for a price per Exchangeable Share equal to the Liquidation Call Purchase Price.

         (c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, Capital Holdings shall deposit with the Transfer Agent, on or before the Liquidation Date, certificates representing the aggregate number of WSI Common Shares deliverable by Capital Holdings upon the exercise of such right and a cheque or cheques of Capital Holdings payable at par at any branch of the bankers of Capital Holdings representing the aggregate Dividend Amount, if any, in payment of the total Liquidation Call Purchase Price, less any amounts withheld pursuant to Section 4.8. Provided that Capital Holdings has complied with the immediately preceding sentence, on and after the Liquidation Date the rights of each holder of Exchangeable Shares will be limited to receiving, without interest, such holder's proportionate part of the total Liquidation Call Purchase Price payable by Capital Holdings upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the WSI Common Shares to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the articles and by-laws of CERI and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Capital Holdings shall deliver to such holder, certificates representing the WSI Common Shares (which securities shall be fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) to which the holder is entitled and a cheque or cheques of Capital Holdings payable at par at any branch of the bankers of Capital Holdings in payment of the remaining portion, if any, of the total Liquidation Call Purchase Price, less any amounts withheld pursuant to Section 4.8. If Capital Holdings does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Liquidation Amount otherwise payable by CERI in connection with the liquidation, dissolution or winding-up of CERI or any other distribution of assets of CERI among its shareholders for the purpose of winding up its affairs pursuant to Article 5 of the Exchangeable Share Provisions.

5.2             CAPITAL HOLDINGS REDEMPTION CALL RIGHT

                In addition to Capital Holdings' rights contained in the Exchangeable Share Provisions, including, without limitation, the Retraction Call Right, Capital Holdings shall have the following rights in respect of the Exchangeable Shares:

         (a) Capital Holdings shall have the overriding right (the "REDEMPTION CALL RIGHT"), notwithstanding the proposed redemption of the Exchangeable Shares by CERI pursuant to
                Article 7 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than WSI and its affiliates) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Capital Holdings to each holder of an amount per Exchangeable Share (the "REDEMPTION CALL PURCHASE PRICE") equal to the sum of (i) the Current Market Price of a WSI Common Share on the last Business Day prior to the Redemption Date, which shall be satisfied in full by Capital Holdings delivering or causing to be delivered to such holder one WSI Common Share, plus (ii) to the extent not paid by CERI, the Dividend Amount. In the event of the exercise of the Redemption Call Right by Capital Holdings, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to Capital Holdings on the Redemption Date on payment by Capital Holdings to the holder of the Redemption Call Purchase Price for each such Exchangeable Share, and CERI shall have no obligation to redeem, or to pay any Dividend Amount to any holder in respect of, such Exchangeable Shares so purchased by Capital Holdings.

         (b) To exercise the Redemption Call Right, Capital Holdings must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and CERI of Capital Holdings' intention to exercise such right at least 30 days before the Redemption Date, except in the case of a redemption occurring as a result of a WSI Control Transaction or an Exchangeable Share Voting Event (each as defined in the Exchangeable Share Provisions), in which case Capital Holdings shall so notify the Transfer Agent and CERI on or before the Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not Capital Holdings has exercised the Redemption Call Right forthwith after the earlier of (i) receipt of notice by the Transfer Agent from Capital Holdings of its intention to exercise such right and (ii) the expiry of the period during which the same may be exercised by Capital Holdings. If Capital Holdings exercises the Redemption Call Right, then on the Redemption Date Capital Holdings will purchase and such holders will sell all of the Exchangeable Shares then outstanding for a price per Exchangeable Share equal to the Redemption Call Purchase Price.

         (c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, Capital Holdings shall deposit with the Transfer Agent, on or before the Redemption Date, certificates representing the aggregate number of WSI

                Common Shares deliverable by Capital Holdings upon the exercise of such right and a cheque or cheques of Capital Holdings payable at par at any branch of the bankers of Capital Holdings representing the aggregate Dividend Amount, if any, in payment of the total Redemption Call Purchase Price, less any amounts withheld pursuant to Section 4.8 hereof. Provided that Capital Holdings has complied with the immediately preceding sentence, on and after the Redemption Date the rights of each holder of Exchangeable Shares will be limited to receiving, without interest, such holder's proportionate part of the total Redemption Call Purchase Price payable by Capital Holdings upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of the WSI Common Shares to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the articles and by-laws of CERI and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Capital Holdings shall deliver to such holder, certificates representing the WSI Common Shares (which securities shall be fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) to which the holder is entitled and a cheque or cheques of Capital Holdings payable at par at any branch of the bankers of Capital Holdings in payment of the remaining portion, if any, of the total Redemption Call Purchase Price, less any amounts withheld pursuant to Section 4.8. If Capital Holdings does not exercise the Redemption Call Right in the manner described above, on the Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Redemption Price plus accrued and unpaid dividends payable by CERI in connection with the redemption of the Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions.

                                   ARTICLE 6
                                   AMENDMENTS

6.1             AMENDMENTS TO PLAN OF ARRANGEMENT

                CERI reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be
(i) set out in writing, (ii) approved by WSI, (iii) filed with the Court and, if made following the CERI Meeting, approved by the Court and (iv) communicated to CERI Shareholders if and as required by the Court.

                  Any amendment, modification or supplement to this Plan of Arrangement may be proposed by CERI at any time prior to the CERI Meeting (provided that WSI shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the CERI Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

                  Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the CERI Meeting shall be effective only if (i) it is consented to by each of CERI and WSI and (ii) if required by the Court, it is consented to by the CERI Shareholders voting in the manner directed by the Court.

                  Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by WSI, provided that it concerns a matter which, in the reasonable opinion of WSI, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any holder of CERI Common Shares.

                                   ARTICLE 7
                               FURTHER ASSURANCES

7.1 Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.





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


                                   APPENDIX 1

                          EXCHANGEABLE SHARE PROVISIONS


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